Exhibit 99.1
UPC Holding B.V.

UPC Holding Reports 2011 Results

Amsterdam, the Netherlands – February 23, 2012: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating results for the three months (“Q4”) and year ended December 31, 2011. UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s consolidated financial statements with the accompanying notes are expected to be posted prior to the end of March 2012.
Financial and operating highlights for the year ended December 31, 2011, as compared to the results for the same period last year (unless noted) include:

•	Organic RGU[1] additions increased 61% to 662,000 in 2011, including 240,000 in Q4

◦	Highest annual and quarterly result since 2007

•	Revenue increased 7% to €4.01 billion, reflecting rebased[2] growth of 3%

•	Operating cash flow (“OCF”)[3] improved 9% to €1.93 billion, representing rebased growth of 4%

•	Operating income in 2011 increased by 22% year-over-year to €914 million

•	Capital expenditures as a percentage of revenue declined to 19.5% of revenue

•	Approximately 90% of consolidated third-party debt is due 2016 and beyond

Financial Results

For the three months and year ended December 31, 2011, our consolidated revenue increased 5% and 7% to €1.02 billion and €4.01 billion, respectively, as compared to the three months and year ended December 31, 2010. The revenue growth in both periods was largely due to a combination of organic growth and acquisitions, and for the year, revenue growth was also favorably impacted by foreign currency (“FX”) movements. Adjusting for FX movements and acquisitions, we realized 3% rebased revenue growth for both the three months and year ended December 31, 2011, respectively. Our 2011 rebased growth was predominantly driven by strong subscriber volumes in our advanced services of digital video, broadband internet and telephony, and was consistent with our reported 2010 rebased growth rate.

Geographically, our European operations (“UPC Europe”) recognized rebased growth of 3% in 2011, with our Western European and Central and Eastern European (“CEE”) regions generating rebased growth of 3% and 1%, respectively. Our strongest European performers were our Irish, Polish and Dutch operations, which produced rebased revenue growth of 11%, 8%, and 5%, respectively. Outside of Europe, our Chilean operation (“VTR”) delivered year-over-year rebased revenue growth of 6% in 2011.

In terms of OCF, we increased our OCF by 8% to €490 million and 9% to €1.93 billion for the three months and year ended December 31, 2011, respectively, as compared to the corresponding 2010 periods. On a rebased basis, we achieved year-over-year rebased growth of 3% for Q4 and 4% for the full-year. For 2011, our rebased performance included 8% growth in our Chilean operation and 5% growth in our Western European operations, with our Irish and Dutch operations delivering rebased growth of 18% and 7%, respectively. In addition, our Swiss operation demonstrated substantial improvement in 2011, posting rebased OCF growth of 4% as compared to 1% in 2010. Rounding out our remaining operations, CEE’s OCF rebased performance was basically flat in 2011, as solid results in Poland and Slovakia were offset by Romania and the Czech Republic.

For the three months ended December 31, 2011, we reported a consolidated OCF margin4 of 47.9%, as compared to 46.6% for the three months ended December 31, 2010. The year-over-year increase of 130 basis points was largely driven by 330 and 150 basis point improvements in our CEE and Chilean operations, respectively. Our OCF margin in CEE in Q4 2010 was negatively impacted by a full-year retroactive impact of the Hungarian Tax as opposed to one quarter of said tax in Q4 2011. Excluding the Hungarian Tax5 from both periods, our consolidated Q4 2011 OCF margin would have been 30 basis points higher than our Q4 2010 margin.

Similarly, on a full-year basis, our consolidated OCF margin increased 60 basis points to 48.1% in 2011, as compared to 47.5% in 2010, as we continued to reap operational leverage in markets such as the Netherlands, Switzerland and Chile. Geographically, our Western European operations delivered an OCF margin of 54.9% in 2011, reflecting a 100 basis point improvement over 2010, while our Chilean operation posted a 60 basis point year-over-year increase to 42.4%. On the other hand, our CEE operations attained an OCF margin of 48.8%, reflecting a modest decrease from our 2010 OCF margin of 49.6%.

For 2011, our capital expenditures declined 2% to €782 million, as compared to €796 million in 2010. As a percentage of revenue, our capital expenditures decreased 180 basis points to 19.5% from 21.3%, with UPC Europe at 19.7% and VTR at 18.5%. This is a positive result considering our strong RGU growth in 2011. As a result of our increasing focus on working capital efficiency in 2011, our capital expenditures benefitted from vendor financing arrangements totaling €73 million during the year. In terms of our overall spend in 2011, approximately 60% was attributable to customer premises equipment and scalable infrastructure, 22% pertained to line extensions and upgrade/rebuild activity, and the remaining 18% was related to support capital. With respect to 2012, we expect that capital expenditures as a percentage of revenue will range from 16% to 18% on a consolidated basis, as compared to 19.5% in 2011. In 2012, we will look to further improve our working capital, and as a result, we would expect to utilize a higher level of vendor financing arrangements in 2012 as compared to 2011.

Subscriber Statistics

At December 31, 2011, we provided a total of 17.8 million subscription services (RGUs), consisting of 9.4 million video, 5.0 million broadband internet and 3.4 million telephony RGUs, to our 10.3 million unique customers. In 2011, we grew our RGU base by 8% or 1.4 million RGUs, including 701,000 RGUs from acquisitions and 662,000 from organic growth. Including acquisitions, our bundled customer base increased 13% to 4.8 million over the last twelve months, resulting in 46% of our customers subscribing to multiple services. As a result of our marketing emphasis, 82% of the increase in bundled customers was attributable to growth in our triple-play subscriptions.
In 2011, we added 662,000 RGUs on an organic basis, including 240,000 in the fourth quarter. These figures reflect year-over-year growth of 61% and 30%, respectively, and represent our highest annual and quarterly additions since 2007. Geographically, our full-year growth was driven in large part by a 270% increase at our CEE operations, led by Romania and, to a lesser extent, Hungary and Slovakia. Also, our Chilean operation more than doubled its 2010 subscriber gains, adding 113,000 RGUs in 2011. Finally, our cable systems in Western Europe added 283,000 RGUs in 2011, which is in line with 2010. Both our Irish and Swiss operations delivered significant year-over-year growth.
In terms of our video business, we lost 171,000 customers in 2011, a 34% improvement compared to our video losses in the prior year. During the year, we continued to focus on upselling our analog video customers to digital, as we added 184,000 and 648,000 digital cable subscribers for the three months and year ended December 31, 2011, respectively. We finished 2011 with a digital cable base of 4.7 million and digital penetration6 of 54%, up from 46% at year-end 2010. Our continued emphasis on HD and DVR services7 has been an important factor in driving both digital penetration and video ARPU, and in 2011, we added an aggregate 586,000 HD and/or DVR subscribers (inclusive of acquisitions), expanding the penetration of our digital cable base to approximately 50%.
Broadband internet and telephony services remain the principal drivers of organic subscriber growth. In 2011, we added 421,000 broadband internet subscribers (including 131,000 in Q4) and 413,000 telephony subscribers (including 141,000 in Q4). As compared to our full-year 2010 results, our broadband internet and telephony additions reflect growth of 12% and 40%, respectively. Our quarterly performance was even more impressive, as we grew 15% and 67% on broadband internet and telephony, respectively. Our results were largely a function of our ‘3.0’ bundles, which offer a superior consumer value proposition. We finished 2011 with approximately 90% of our two-way homes passed capable of ‘3.0’ broadband speeds, and as we approach 2012, we will look to continue capitalizing on our broadband speed advantage to gain market share.
Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the dates indicated:8

	December 31,	September 30,
	2011	2011
	in millions
UPC Broadband Holding Bank Facility	€4,737.1	€5,110.6
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.3	496.2
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	771.6	743.5
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	578.7	—
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	378.0	377.5
UPC Holding 9.875% Senior Notes due 2018	289.9	278.9
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
Other debt, including vendor financing and capital lease obligations	103.8	71.7
Total third-party debt	€9,045.4	€8,768.4

Cash and cash equivalents	€126.5	€79.1

At December 31, 2011, we reported €9.0 billion of third-party debt and €127 million of cash and cash equivalents. As compared to September 30, 2011, our third-party debt increased by €277 million, largely as a result of fourth quarter borrowings (see below). These borrowings were partially offset by repayments on Facilities AA and W during the quarter. In addition, and to a much lesser extent, the impact of a strengthening U.S. dollar relative to the euro during the fourth quarter and increased vendor financing, contributed to our total third-party debt increase. In terms of maturity and borrowing cost at December 31, 2011, approximately 90% of our third-party debt was due in 2016 and beyond and our debt borrowing cost9 was approximately 8.8% on a fully-swapped basis.

In the fourth quarter, we entered into a facility accession agreement for a new facility (Facility AB) under the UPC Broadband Holding Bank Facility with an aggregate principal amount of $500 million (€386 million). Facility AB is a term loan with a final maturity date of December 31, 2017 and bears interest at a rate of LIBOR plus 3.50%, with a LIBOR floor of 1.25%. On October 28, 2011, we borrowed the total amount of Facility AB, receiving proceeds of $485 million (€342 million at the transaction date) on a net basis after payment of original issue discount of 3.0%. We used a portion of the proceeds to repay €285 million of outstanding redrawable term loans under Facility AA.

In addition to Facility AB, we issued $750 million (€579 million) of 7.25% Senior Secured Notes due 2021 at UPCB Finance V Limited in November 2011. UPCB Finance V Limited is a special purpose financing entity which is owned 100% by a charitable trust. The proceeds of this offering were used to fund Facility AC under the UPC Broadband Holding Bank Facility and a portion of the proceeds from Facility AC were then used to repay €363 million of Facility AA and €144 million of Facility W.

In February 2012, we issued $750 million (€579 million) of 6.875% Senior Secured Notes due 2022 at UPCB Finance VI Limited. UPCB Finance VI Limited is a special purpose financing entity which is owned 100% by a charitable trust. The proceeds of this offering were used to fund Facility AD under the UPC Broadband Holding Bank Facility. The gross proceeds from Facility AD were used to repay in full amounts outstanding under Facilities

M, N and O, respectively. In addition, certain lenders under the UPC Broadband Holding Bank Facility agreed to extend €536 million of commitments under Facility S (2016) into a new facility maturing in 2019 and at the same coupon. We expect to close this transaction shortly.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility. As of December 31, 2011, UPC Broadband Holding had maximum undrawn commitments under Facilities Q, W and AA of the UPC Broadband Holding Bank Facility of €1.1 billion. Upon completion of our fourth quarter compliance reporting requirements, we anticipate that our availability under the UPC Broadband Holding Bank Facility will be limited to €339 million.

Similarly, based on the results for December 31, 2011 and subject to the completion of fourth quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.83x, and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.63x.10

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at December 31, 2011:

		As of December 31, 2011
Facility	Final maturity	Interest rate	Facility amount[11]	Unused borrowing capacity	Carrying value[12]
			in millions
Facility M	Dec. 31, 2014	E + 2.00%	€279.8	€ —	€279.8
Facility N	Dec. 31, 2014	L + 1.75%	$327.2	—	252.5
Facility O	July 31, 2013	SR + 2.75%	HUF 5,962.5 / PLN 115.1	—	44.7
Facility Q	July 31, 2014	E + 2.75%	€30.0	30.0	—
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,740.0	—	1,740.0
Facility T	Dec. 31, 2016	L + 3.50%	$260.2	—	199.5
Facility U	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility V	Jan. 15, 2020	7.63%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€144.1	144.1	—
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	804.6
Facility Y	July 1, 2020	6.38%	€750.0	—	750.0
Facility Z	July 1, 2020	6.63%	$1,000.0	—	771.6
Facility AA	July 31, 2016	E + 3.25%	€904.0	904.0	—
Facility AB	Dec. 31, 2017	L + 3.50%[13]	$500.0	—	374.5
Facility AC	Nov. 15, 2021	7.25%	$750.0	—	578.7
Elimination of Facilities V, Y, Z and AC in consolidation				—	(2,600.3)
Total				€1,078.1	€4,737.1

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of December 31, 2011, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects, our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability; our expectation regarding the closing of our Facility S extension; our expectations with respect to the impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to our 2012 capital expenditures as a percentage of revenue; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its December 31, 2011 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our audited consolidated financial statements prior to the end of March 2012, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations	Corporate Communications
Christopher Noyes +1 303.220.6693	Bert Holtkamp +31 20.778.9800

_________________________

1
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

2
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2011, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 in the respective 2010 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2011 results and (ii) reflect the translation of our rebased amounts for the respective 2010 period at the applicable average exchange rates that were used to translate our 2011 results. In addition, our fourth quarter total rebased OCF growth rates, as well as the fourth quarter rebased OCF growth rates for Central and Eastern Europe and Total UPC Europe, reflect the impact of rebasing 2010 results for the “Hungarian Tax” as defined in note 5. Please see page 7 for supplemental information on rebased growth.

3	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

4	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

5
The Hungarian Tax represents a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010, with retroactive effect to the beginning of 2010. The Hungarian Tax is currently scheduled to expire at the end of 2012. The EU Commission initiated an investigation in March 2011 and, on September 29, 2011, the EU Commission requested that Hungary abolish the Hungarian Tax on the grounds that it is illegal under EU rules. The Hungarian government has not taken any measures to comply and the EU Commission may refer the matter to the EU Court of Justice. Until such time as this matter is resolved, we will continue to accrue and pay the Hungarian Tax. Through December 31, 2011, we have incurred total inception-to-date operating expenses of HUF 6.9 billion (€22 million) as a result of the Hungarian Tax.

6	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

7	HD and DVR refer to high definition and digital video recorder services, respectively.

8
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited and UPCB Finance V Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z and AC under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z and AC in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z and AC eliminate within our condensed consolidated financial statements.

9
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

10
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

11
Amounts represent total third-party commitments at December 31, 2011 without giving effect to the impact of discounts. Certain of the originally committed amounts under Facilities M, N, Q and W have been novated to one of our subsidiaries, and accordingly, such amounts are not included in the table.

12	The Facility T and AB carrying values include the impact of discounts.

13	Facility AB interest rate includes a LIBOR floor of 1.25%.

Revenue and Operating Cash Flow

In the following tables, we present preliminary revenue and operating cash flow by reportable segment of our continuing operations for the three months and year ended December 31, 2011, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide business-to-business services. At December 31, 2011, our operating segments in the UPC Europe division provided services in nine European countries. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides broadband communications services in Chile.
Beginning in the first quarter of 2011, UPC DTH, which is a Luxembourg-based organization that provides DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, is reported within UPC Europe’s central and other category. Prior to this change, the UPC DTH operating results were reported within UPC Europe’s Central and Eastern Europe segment. In addition, certain backbone costs incurred by UPC Europe were previously included in the operating expenses of UPC Europe’s central and other category. Beginning in the first quarter of 2011, these backbone costs are included within the operating expenses of the applicable UPC Europe operating segment based on usage. Segment information for all periods presented has been restated to reflect the changes described above.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 in our rebased amounts for the three months and year ended December 31, 2010 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2011 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2010 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2011. In addition, we have increased our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Europe, for the three months ended December 31, 2010 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010. The implementation of the Hungarian Tax required a year-to-date retroactive adjustment, resulting in total expense recognized for this tax in the fourth quarter of 2010 of HUF 3,545 million (€13.0 million). The fourth quarter of 2010 OCF adjustment was computed as if the Hungarian Tax had been imposed at the beginning of 2010, and accrued throughout the year. As a result, our rebased OCF for the three months ended December 31, 2010 includes an increase related to the Hungarian Tax of HUF 2,428 million (€9.0 million) to reverse the portion of the expense that relates to the first three quarters of 2010. After this adjustment, the reduction in OCF in the fourth quarter of 2010 for the Hungarian Tax is HUF 1,117 million (€4.0 million). This compares to a reduction to OCF that is included in our actual results for the three months and year ended December 31, 2011 of HUF 872 million (€2.9 million) and HUF 3,334 million (€11.9 million), respectively.

The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months and year ended December 31, 2010 include Aster and two small entities in Europe. We have reflected the revenue and OCF of these acquired entities in our 2010 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s December 31, 2011 consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€232.8	€223.9	€8.9	4.0	4.0
Switzerland	238.5	217.1	21.4	9.9	2.2
Other Western Europe	160.4	157.4	3.0	1.9	1.9
Total Western Europe	631.7	598.4	33.3	5.6	2.8
Central and Eastern Europe	211.6	191.5	20.1	10.5	0.6
Central and other	21.2	20.9	0.3	1.4	—
Total UPC Europe	864.5	810.8	53.7	6.6	2.2
VTR (Chile)	159.9	161.4	(1.5)	(0.9)	4.8
Total	€1,024.4	€972.2	€52.2	5.4	2.6

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€914.9	€871.6	€43.3	5.0	5.0
Switzerland	928.3	811.9	116.4	14.3	2.2
Other Western Europe	634.8	617.9	16.9	2.7	2.7
Total Western Europe	2,478.0	2,301.4	176.6	7.7	3.3
Central and Eastern Europe	806.6	754.5	52.1	6.9	1.2
Central and other	89.3	81.4	7.9	9.7	—
Total UPC Europe	3,373.9	3,137.3	236.6	7.5	2.9
VTR (Chile)	639.4	602.6	36.8	6.1	5.8
Total	€4,013.3	€3,739.9	€273.4	7.3	3.4

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %[1]
	in millions, except % amounts
UPC Europe:
The Netherlands	€137.4	€132.0	€5.4	4.1	4.1
Switzerland	133.7	119.5	14.2	11.9	4.2
Other Western Europe	73.6	74.3	(0.7)	(0.9)	(0.9)
Total Western Europe	344.7	325.8	18.9	5.8	3.0
Central and Eastern Europe	99.9	84.0	15.9	18.9	(3.2)
Central and other	(25.0)	(26.3)	1.3	4.9	—
Total UPC Europe	419.6	383.5	36.1	9.4	2.0
VTR (Chile)	70.8	69.1	1.7	2.5	8.3
Total	€490.4	€452.6	€37.8	8.4	2.9

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€542.5	€507.8	€34.7	6.8	6.8
Switzerland	522.7	447.8	74.9	16.7	4.3
Other Western Europe	296.4	284.2	12.2	4.3	4.3
Total Western Europe	1,361.6	1,239.8	121.8	9.8	5.3
Central and Eastern Europe	393.5	374.3	19.2	5.1	(0.3)
Central and other	(95.3)	(90.3)	(5.0)	(5.5)	—
Total UPC Europe	1,659.8	1,523.8	136.0	8.9	3.9
VTR (Chile)	271.0	251.7	19.3	7.7	7.5
Total	€1,930.8	€1,775.5	€155.3	8.7	4.4

_____________________

1
In addition to rebasing for currency exchange rates and acquisitions, we have also rebased our Q4 2010 OCF for the Hungarian Tax that was imposed in the fourth quarter of 2010. This impacts the Central and Eastern Europe, Total UPC Europe and Total line items. Please see page 7 for supplemental information.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions
Total segment operating cash flow	€490.4	€452.6	€1,930.8	€1,775.5
Stock-based compensation expense	(3.6)	(2.7)	(13.5)	(17.3)
Related-party fees and allocations, net	(6.8)	(9.0)	(5.9)	(18.1)
Depreciation and amortization	(247.3)	(236.0)	(970.2)	(974.0)
Impairment, restructuring and other operating charges, net	(12.5)	(6.0)	(26.8)	(16.0)
Operating income	€220.2	€198.9	€914.4	€750.1

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures (“CapEx”) for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions
UPC Europe:
The Netherlands	€32.4	€37.0	€138.5	€125.8
Switzerland	39.1	36.8	151.9	154.0
Other Western Europe	43.9	37.6	144.5	143.5
Total Western Europe	115.4	111.4	434.9	423.3
Central and Eastern Europe	35.9	30.9	130.3	143.3
Central and other	19.1	33.0	98.4	92.7
Total UPC Europe	170.4	175.3	663.6	659.3
VTR (Chile)	15.6	27.6	118.0	136.7
Total UPC Holding	€186.0	€202.9	€781.6	€796.0

CapEx as % of Revenue
Total UPC Europe	19.7%	21.6%	19.7%	21.0%
VTR	9.8%	17.1%	18.5%	22.7%
Total UPC Holding	18.2%	20.9%	19.5%	21.3%

The table below highlights the categories of our property and equipment additions for the indicated periods, with a reconciliation to our capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions
Customer premises equipment	€71.6	€70.9	€326.5	€329.0
Scalable infrastructure	64.2	39.6	196.1	157.6
Line extensions	29.4	24.9	98.0	85.5
Upgrade/rebuild	31.6	30.5	93.7	92.9
Support capital	60.2	48.9	158.9	137.4
Property and equipment additions	257.0	214.8	873.2	802.4
Assets acquired under capital-related vendor financing arrangements[2]	(31.8)	—	(73.2)	—
Assets acquired under capital leases[2]	(0.3)	(0.2)	(1.4)	(5.9)
Changes in current liabilities related to capital expenditures	(38.9)	(11.7)	(17.0)	(0.5)
Total capital expenditures	€186.0	€202.9	€781.6	€796.0

_____________________

2
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2011, September 30, 2011, and December 31, 2010:

	December 31, 2011	September 30, 2011	December 31, 2010	Q4’11 / Q3’11 (% Change)	Q4’11 / Q4’10 (% Change)
Total RGUs
Video	9,375,500	9,406,900	9,147,800	(0.3%)	2.5%
Broadband Internet	4,968,000	4,830,700	4,319,400	2.8%	15.0%
Telephony	3,464,100	3,319,300	2,967,500	4.4%	16.7%
UPC Holding RGUs	17,807,600	17,556,900	16,434,700	1.4%	8.4%

Total Customers
Single-Play Customers	5,517,000	5,642,400	5,719,400	(2.2%)	(3.5%)
Double-Play Customers	2,015,700	2,014,500	1,913,300	0.1%	5.4%
Triple-Play Customers	2,753,100	2,628,600	2,295,900	4.7%	19.9%
UPC Holding Customers	10,285,800	10,285,500	9,928,600	0.0%	3.6%

% Double-Play Customers
UPC Europe	19.4%	19.4%	19.0%	0.0%	2.1%
VTR	21.2%	21.5%	21.9%	(1.4%)	(3.2%)
UPC Holding	19.6%	19.6%	19.3%	0.0%	1.6%

% Triple-Play Customers
UPC Europe	24.6%	23.2%	20.7%	6.0%	18.8%
VTR	45.2%	44.9%	42.8%	0.7%	5.6%
UPC Holding	26.8%	25.6%	23.1%	4.7%	16.0%

RGUs per Customer Relationship
UPC Europe	1.69	1.66	1.60	1.8%	5.6%
VTR	2.12	2.11	2.08	0.5%	1.9%
UPC Holding	1.73	1.71	1.66	1.2%	4.2%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended December 31,			FX Neutral
	2011	2010	% Change	% Change[4]
UPC Europe	€27.43	€26.71	2.7%	2.3%
VTR	CLP 30,572	CLP 29,872	2.3%	2.3%
UPC Holding	€29.23	€28.77	1.6%	2.2%

_____________________

3
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

4
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Operating Data - December 31, 2011 - UPC Holding Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,797,900	2,784,200	1,819,600	3,605,500	808,000	1,010,200	—	—	1,818,200	2,795,600	943,700	2,793,700	843,600
Switzerland(13)	2,084,500	1,776,800	1,526,800	2,403,800	917,400	570,000	—	—	1,487,400	2,254,400	553,200	2,254,400	363,200
Austria	1,180,300	1,180,300	681,100	1,304,400	208,800	302,100	—	—	510,900	1,180,300	444,700	1,180,300	348,800
Ireland	868,200	709,000	533,000	886,400	82,400	331,400	—	55,000	468,800	709,000	255,400	674,600	162,200
Total Western Europe	6,930,900	6,450,300	4,560,500	8,200,100	2,016,600	2,213,700	—	55,000	4,285,300	6,939,300	2,197,000	6,903,000	1,717,800
Hungary	1,417,000	1,402,400	965,600	1,566,500	323,100	290,300	219,300	—	832,700	1,402,400	427,800	1,404,900	306,000
Romania	2,072,400	1,650,400	1,142,600	1,608,100	508,200	351,700	282,800	—	1,142,700	1,650,400	281,300	1,588,600	184,100
Poland	2,620,100	2,476,900	1,497,000	2,494,400	727,300	626,100	—	—	1,353,400	2,476,900	775,800	2,464,700	365,200
Czech Republic	1,334,900	1,226,600	741,400	1,212,000	81,800	421,600	81,400	—	584,800	1,226,600	432,300	1,223,900	194,900
Slovakia	486,400	455,300	276,900	395,700	102,400	109,400	46,700	800	259,300	421,400	87,500	421,400	48,900
Total Central & Eastern Europe	7,930,800	7,211,600	4,623,500	7,276,700	1,742,800	1,799,100	630,200	800	4,172,900	7,177,700	2,004,700	7,103,500	1,099,100
Total UPC Europe	14,861,700	13,661,900	9,184,000	15,476,800	3,759,400	4,012,800	630,200	55,800	8,458,200	14,117,000	4,201,700	14,006,500	2,816,900

VTR (Chile)	2,758,300	2,129,800	1,101,800	2,330,800	214,600	702,700	—	—	917,300	2,129,800	766,300	2,119,900	647,200

Total UPC Holding	17,620,000	15,791,700	10,285,800	17,807,600	3,974,000	4,715,500	630,200	55,800	9,375,500	16,246,800	4,968,000	16,126,400	3,464,100

	Subscriber Variance Table – December 31, 2011 vs. September 30, 2011 - UPC Holding Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands	5,900	43,800	(19,600)	53,600	(55,500)	36,600	—	—	(18,900)	44,400	34,900	43,900	37,600
Switzerland	7,000	15,500	(23,300)	2,300	(64,700)	35,500	—	—	(29,200)	41,600	17,800	41,800	13,700
Austria	3,300	3,300	(200)	11,800	(14,900)	13,800	—	—	(1,100)	3,300	5,800	3,300	7,100
Ireland	(900)	8,400	2,000	27,900	(5,600)	3,300	—	(2,200)	(4,500)	8,400	14,000	11,400	18,400
Total Western Europe	15,300	71,000	(41,100)	95,600	(140,700)	89,200	—	(2,200)	(53,700)	97,700	72,500	100,400	76,800
Hungary	4,000	4,000	8,200	15,200	(8,600)	2,800	12,100	—	6,300	4,000	3,900	4,000	5,000
Romania	1,000	3,300	20,400	52,300	(29,900)	23,100	27,300	—	20,500	3,300	14,900	3,300	16,900
Poland	11,800	21,600	3,100	48,700	(47,500)	41,500	—	—	(6,000)	21,600	25,600	21,800	29,100
Czech Republic	2,900	2,900	4,900	18,300	(5,300)	6,900	1,800	—	3,400	2,900	9,000	3,000	5,900
Slovakia	1,500	1,400	2,600	11,900	(8,900)	6,900	2,800	(100)	700	2,300	5,400	5,200	5,800
Total Central & Eastern Europe	21,200	33,200	39,200	146,400	(100,200)	81,200	44,000	(100)	24,900	34,100	58,800	37,300	62,700
Total UPC Europe	36,500	104,200	(1,900)	242,000	(240,900)	170,400	44,000	(2,300)	(28,800)	131,800	131,300	137,700	139,500

VTR (Chile)	16,400	22,200	2,200	8,700	(15,800)	13,200	—	—	(2,600)	22,200	6,000	22,400	5,300

Grand Total	52,900	126,400	300	250,700	(256,700)	183,600	44,000	(2,300)	(31,400)	154,000	137,300	160,100	144,800

ORGANIC CHANGE SUMMARY:
UPC Europe	40,500	101,600	(8,700)	231,400	(240,900)	170,400	44,000	(2,300)	(28,800)	129,200	124,800	137,300	135,400
VTR	16,400	22,200	2,200	8,700	(15,800)	13,200	—	—	(2,600)	22,200	6,000	22,400	5,300
Total Organic Change	56,900	123,800	(6,500)	240,100	(256,700)	183,600	44,000	(2,300)	(31,400)	151,400	130,800	159,700	140,700

ADJUSTMENTS:
Q4 2011 Ireland adjustment	(2,200)	2,200	—	—	—	—	—	—	—	2,200	—	—	—
Q4 2011 Switzerland adjustment	—	—	6,800	10,600	—	—	—	—	—	—	6,500	—	4,100
Q4 2011 Poland adjustment	(1,800)	400	—	—	—	—	—	—	—	400	—	400	—
Net adjustments	(4,000)	2,600	6,800	10,600	—	—	—	—	—	2,600	6,500	400	4,100

Total Net Adds (Reductions)	52,900	126,400	300	250,700	(256,700)	183,600	44,000	(2,300)	(31,400)	154,000	137,300	160,100	144,800

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (microwave) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland’s and the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (“RGUs”), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 445,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Subscribers in Switzerland who use purchased set-top boxes or other means to receive our basic digital cable service, but do not pay a recurring monthly service fee in addition to the basic analog service fee, are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At December 31, 2011, we included 63,600 of these subscribers in the Digital Cable Subscribers reported for Switzerland. In the case of Switzerland, we estimate the number of such subscribers. Subscribers to digital cable services provided by our Switzerland operations over partner networks receive analog cable services from the partner networks as opposed to our Switzerland operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 70,200 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,700 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At December 31, 2011, Switzerland’s partner networks account for 118,500 Customer Relationships, 203,500 RGUs, 80,200 Digital Cable Subscribers, 477,600 Internet and Telephony Homes Serviceable, 72,700 Internet Subscribers, and 50,600 Telephony Subscribers. In addition, partner networks account for 491,800 of Switzerland’s digital cable homes serviceable, that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2011 subscriber table.

Additional General Notes to Tables:

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business (“B2B”) basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, the Netherlands, Austria, Hungary, Ireland, Romania, the Czech Republic and Poland. We generally do not count customers of B2B services as customers or RGUs for external reporting purposes. In this regard, the RGUs presented in our December 31, 2011 subscriber table exclude 132,100 small office and home office (“SOHO”) subscribers to B2B internet (66,700), telephony (44,400) and digital cable (21,000) services provided by our UPC Europe Division.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.